Exhibit 21.1
Subsidiaries of Upwork Inc.

Name of Subsidiary	Jurisdiction
Elance, Inc.	Delaware

Upwork Global Inc.	California

Upwork Talent Group Inc.	Delaware

Upwork Escrow Inc.	Delaware

Elance Limited	Ireland

UPW Holdco, Inc.	Delaware

Upwork Payments Inc.	Delaware

Objective AI, Inc.	Delaware